Exhibit 99.4

International Power Group, Ltd. Signs Letter of Intent to Retain Ramboll Danmark A/S, a World-Leading Waste-to-Energy Consulting Firm

Celebration, FL B(Business Wire) BApril 26, 2006--International Power Group Ltd., (“IPWG”)(Pink Sheet Symbol: IPWG) today announced that it entered into a letter of intent (“LOI”) to retain Ramboll Danmark A/S, on an exclusive basis to IPWG’s designated clients, to provide technical consulting services in the planning, procurement, management and operation of its planned waste-to energy plant projects.  Ramboll Danmark A/S is a member of the Ramboll Group, a leading Nordic technical consultant with an extensive international operations.  The LOI contemplates that Ramboll Danmark A/S will commence its services by May 1, 2006 on IPWG’s projects in Saudi Arabia and England.  The LOI, which will expire on June 1, 2006 unless extended by the parties, also provides that the parties will enter into a formal master services agreement by May 31, 2006 that will incorporate the provisions of the LOI, or all agreements will terminate.

Peter Toscano, President and CEO of International Power Group, Ltd. stated that “we are enthused with our relationship with Ramboll and believe that this will give us a strategic edge in the alternative power industry.”

About Ramboll Danmark A/S:

Ramboll Danmark A/S is a technical consultant offering information based solutions within the fields of building and construction, transport and traffic, water and environment, energy, oil and gas, telecommunication, industry and waste. It is a world-leading waste-to-energy consultant with a long track record of successfully planned and completed waste-to-energy plant projects in Europe and Asia and a large specialized team with a high level of expertise and experience. Ramboll Danmark A/S has more than 1,700 employees in 18 offices all over Denmark. For more information, see its website at www.ramboll.dk/eng/default.htm. Ramboll Danmark A/S is one of six members of the Ramboll Group, a leading Nordic technical consulting group with an extensive international operation within the fields of infrastructure, telecommunications, building, health, industry, oil/gas, energy, environment, IT, and management. The Ramboll Group has more than 4,000 employees at 70 offices, covering the Nordic region intensively and working internationally with projects in more than 100 countries.

About International Power Group, Ltd:

International Power Group, Ltd. is a waste to energy company developing processes to handle waste management in an environmentally friendly manner and to convert the energy generated from the process into meaningful amounts of cost effective electricity and drinking water.

The Company intends to contract with governments to secure tipping fees for the removal of toxic, hazardous and other wastes and process the materials in company owned and operated plants. The Company plans to build these plants – estimated at $250 million each – in areas that will benefit from the electricity and water production by-products.

The Company’s expected revenue streams include the tipping fees, fees for electricity, and fees for purified water. The Company will be paid to receive waste.  Its costs will be limited to plant construction and operation.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

International Power Group, Ltd.
Peter Toscano, President/CEO

( 407-566-0318

www.international-power.com